EXHIBIT 97.1

GUARANTY BANCSHARES, INC.

CLAWBACK POLICY

As adopted by the Board of Directors, effective October 2, 2023

Overview

The following Clawback Policy has been adopted by the Board of Directors (the “Board of Directors” or the “Board”) of Guaranty Bancshares, Inc. (“Company”) to assist the Board of Directors in the exercise of its responsibilities. This Clawback Policy is subject to modification from time to time by the Board of Directors.

In October 2022, the SEC adopted a Final Rule, Listing Standards for Recovery of Erroneously Awarded Compensation. As a result, the New York Stock Exchange requires its publicly listed companies to adopt and disclose a related policy to address the SEC standards, which is referred to herein as a “Clawback Policy.” The Final Rule requires the Company to recover erroneously awarded incentive compensation to certain executive officers for a three year period preceding the date of an accounting restatement that would have impacted the compensation awarded to those executive officers had the accounting been reported correctly. The difference between the amount actually paid to the applicable executive officers and the amount that should have been paid to the officers will be recovered by the Company, with certain exceptions described below.

Policy Requirements and Restatement Determination

The Final Rule requires the Company to:

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Disclose and file the Clawback Policy as an exhibit to the annual report,
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Indicate by check boxes on the annual report whether the financial statements included in the annual report reflect a correction of an error to previously filed financial statements and whether the corrections are restatements that triggered a clawback analysis, and
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Disclose any actions taken from the clawback analysis.

Under the rules, the Company is required to perform a clawback analysis when it has an accounting restatement that (1) corrects an error in previously issued financial statements that is material to the previously issued financial statements, or (2) would result in a material misstatement if the error was either corrected in the current period or left uncorrected in the current period.

The standards recognize that U.S. GAAP permits certain retrospective changes to previously issued financial statements that do not represent error corrections and, therefore, would not trigger a recovery analysis. Examples include:

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Change in accounting principle;
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Change in reportable segment due to a change in the structure of the Company’s internal organization;
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Reclassification due to a discontinued operation;
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Change in reporting entity;
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Adjustment to provisional amounts in connection with a prior business combination; and
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Stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

Clawback Analysis

If an accounting restatement is required, the Compensation Committee of the Board of Directors will require a clawback analysis and will assign a qualified administrator of the policy to determine whether recovery of erroneously awarded incentive compensation is necessary. If the analysis determines a recovery is not required, the Company will disclose the reasons for this conclusion. The Compensation Committee, consisting entirely of independent directors, will be responsible for making the final conclusion. Documentation backing up the conclusions and calculations in the analysis will be maintained, be available to the Board of Directors and to the New York Stock Exchange as required.

The clawback analysis shall apply a well-reasoned, holistic and objective approach when assessing the error. Information will allow the Board of Directors to have an objective assessment of whether the error is material and whether there is substantial likelihood that the error would be important to a reasonable investor. If the Company determines that the accounting restatement requires clawback of previously awarded compensation, the Company shall disclose:

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Date the accounting restatement was prepared,
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Aggregate dollar amount of erroneously awarded compensation and calculation of that amount; if the amount is not yet determined, the Company must disclose this fact and include the known amount and other required disclosures in the next SEC filing,
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Aggregate dollar amount of erroneously awarded compensation that remains outstanding at the end of the last completed fiscal year; and
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Estimates used in determining the erroneously awarded compensation and an explanation of the methodology used for the estimates if the financial reporting measure is related to a stock price or total shareholder return metric.

If recovery is determined to be impracticable and will not be pursued, the Company is required to disclose the amount of recovery forgone, and to describe why recovery is impracticable under one of the limited exceptions below.

Limited exceptions to the mandatory clawback requirements include situations where:

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The expenses paid to a third party to enforce the policy would exceed the amount to be recovered after other reasonable attempts,
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Recovery would violate home country law that existed at the time Rule 10D-1 was published, and
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Recovery would likely cause a tax-qualified retirement plan to no longer qualify.

The Final Rule defines “incentive-based compensation” as “any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure.” As a result, the guidance applies, but is not limited, to:

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Bonuses paid from a bonus pool where the bonus is determined based wholly or in part on satisfying a financial reporting measure performance goal, including metrics such as stock price and total stockholder return, and
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Restricted stock or stock options that are granted or become vested based wholly or in part on satisfying a financial reporting measure performance goal.

Executive Officers

The Board of Directors has defined executive officers under the scope of this Policy to be those current and former executive officers as defined under Section 16 of the Securities and Exchange Act of 1934.

[End of Policy]